Rule 424(b)(3)

Registration No. 333-86654

PRICING SUPPLEMENT DATED JULY 8, 2004

HEALTH CARE PROPERTY INVESTORS, INC.

Medium-Term Notes, Series E

This Pricing Supplement accompanies and supplements the Prospectus, dated June 10, 2002, as supplemented by the Prospectus Supplement, dated November 19, 2003.

The Notes have the following terms (as applicable):

☒ Fixed Rate Note	☐ Floating Rate Note:

Principal Amount:	$37,000,000.00
Agent’s Discount or Commission:	0.625%
Net Proceeds to Issuer:	$37,139,490.00
Original Issue Price:	101.002%
Original Issue Date:	July 13, 2004
Stated Maturity Date:	June 15, 2014
Interest Rate:	6.00% per annum
Accrued Interest:	Interest on the Notes will accrue from June 3, 2004
Interest Payment Dates:	June 15 and December 15, commencing December 15, 2004
Day Count Convention:	30/360
Redemption:	The Notes cannot be redeemed prior to the Stated Maturity Date
Optional Repayment:	The Notes cannot be repaid prior to the Stated Maturity Date
Original Issue Discount:	☐ Yes ☒ No
Form:	☒ Book-Entry/Global ☐ Definitive
Agent:	☒ Merrill Lynch, Pierce, Fenner & Smith Incorporated
☐ Goldman, Sachs & Co.
☐ Credit Suisse First Boston LLC
☐ Deutsche Bank Securities Inc.

Agent acting in the capacity as indicated below:

☐	Agent ☒ Principal

If as Principal:

☐	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

☒	The Notes are being offered at a fixed initial public offering price of 101.002% of Principal Amount.

If as Agent:

☐	The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Reopening:

The Notes represent a reopening of the 6.00% medium-term notes due June 15, 2014 issued by the Company on June 3, 2004 and the Notes constitute a single series of notes with those notes and will share the same CUSIP number.

Additional United States Federal Income Tax Considerations:

A portion of the purchase price of the Notes will be attributable to the amount of interest accrued prior to the issue date of the Notes, or pre-issuance accrued interest. On the first interest payment date, a portion of the interest received equivalent to such pre-issuance accrued interest will be treated as a return of the pre-issuance accrued interest, and such amount will not be treated as a payment of interest on the Notes. Amounts treated as a return of pre-issuance accrued interest will reduce your adjusted tax basis in the Notes by a corresponding amount. In addition, the Notes will be issued at a premium because your purchase price of the Notes, less the amount of the pre-issuance accrued interest, will be greater than the stated principal amount of such Notes. Each purchaser of Notes is encouraged to consult its tax advisor with respect to the tax consequences of the acquisition, ownership and disposition of the Notes. See “Supplemental United States Federal Income Tax Considerations” in the accompanying Prospectus Supplement.